Filed Pursuant to Rule 433
Registration No. 333-100641
Term Sheet
September 28, 2006
MASCO CORPORATION
$1,000,000,000 6.125% NOTES DUE 2016

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	6.125% Notes due 2016

RATINGS:	Baa1 by Moody’s Investors Service, Inc and BBB+ by Standard & Poor’s Rating Services

TRADE DATE:	September 28, 2006

SETTLEMENT DATE (T+3):	October 3, 2006

MATURITY DATE:	October 3, 2016

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$1,000,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.491%

BENCHMARK:	UST 4.875% due August 15, 2016

BENCHMARK TREASURY YIELD:	4.614%

SPREAD TO TREASURY:	158 basis points

INTEREST RATE:	6.125% per annum

INTEREST PAYMENT DATES:	Semi-annually on each April 3 and October 3; commencing on April 3, 2007

DENOMINATIONS:	$1,000 by $1,000

OPTIONAL REDEMPTION:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 25 basis points

JOINT BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

CO-MANAGERS:	Banc of America Securities LLC, BNP Paribas Securities Corp., Comerica Securities, Inc., Daiwa Securities America Inc., KeyBanc Capital Markets, a division of McDonald Investments, Inc., Lazard Capital Markets LLC, RBC Capital Markets Corporation and SunTrust Capital Markets, Inc.

CUSIP:	574599BD7
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE AT 1-866-500-5408, CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT 1-877- 858-5407 OR J.P. MORGAN SECURITIES INC. AT 1-212-834-4533.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.